Exhibit 23.1 - Consent of Turlington and Company, LLP

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator
First South Bank Employees' Savings
  & Profit Sharing Plan and Trust
Washington, North Carolina

We consent to incorporation by reference in the registration statement (No. 333-132623) on Form S-8 of First South Bancorp, Inc. of our report dated June 20, 2011 relating to the Statements of Net Assets Available for Benefits of First South Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2010 and 2009 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, which report appears in the December 31, 2010 Annual Report on Form 11-K of First South Bank Employees' Savings & Profit Sharing Plan and Trust.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina
June 20, 2011